UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): October 21, 2005
MOST HOME CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	0-29067 (Commission File Number)	98-0173359 (IRS Employer Identification No.)
Unit 1, 11491 Kingston Street Maple Ridge, British Columbia, Canada (Address of principal executive offices)	V2X 0Y6 (Zip Code)
Registrant's telephone number, including area code: (604) 460-7634
N/A (Former name or former address, if changed since last report.)

Item 1.01   Entry into a Material Definitive Agreement.

On October 21, 2005, the Company entered into a subscription agreement with an accredited investor to acquire up to 3,333,334 units of the Company, at US$0.30 per unit.

Each unit comprises of one common share of the Company and one-half of one 3-year share purchase warrant. Each whole warrant entitles the investor to purchase one additional common share at an exercise price of US$0.33 per share.

The Company has completed First Closing and issued 833,334 units (833,334 shares and 416,667 warrants) under the agreement, and received US$250,000 of subscription proceeds. The warrants expire on October 20, 2008.

Upon Second Closing, the Company will receive another US$750,000 of subscription proceeds. The Second Closing is expected to occur on November 17, 2005.

Item 3.02   Unregistered Sales of Equity Securities.

Further to item 1.01, on October 21, 2005, we issued 833,334 shares of common stock and 416,667 share purchase warrants to an accredited investor for total proceeds of $250,000. Each warrant entitles the investor to purchase one additional common share at an exercise price of $0.33 per share at any time up to and including October 18, 2008. We paid 5% cash commission in connection with the private placement transactions to an individual who is not a broker-dealer or agent. The units were sold to the accredited investor pursuant to Regulation 506 under the Securities Act of 1933, as amended. All securities issued were issued as "restricted securities" and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act. No general solicitation or general advertising was conducted in connection with the sales of the shares.

Item 9.01 Financial Statements and Exhibits.

The Exhibits to this Form 8-K are listed in the Index to Exhibits which immediately follows the signature page hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MOST HOME CORP.
Date: October 24, 2005	By: /s/ Scott Munro Scott Munro, Principal Financial Officer

INDEX TO EXHIBITS
Exhibit No.	Description
99.1	Press Release dated October 24, 2005.
99.2	Subscription Agreement